EXHIBIT 10.1
TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”), dated as of September 29, 2020 (the “Effective Date”), is by and between by and between Palatin Technologies, Inc., a New Jersey corporation, with a place of business at 4-B Cedar Brook Drive, Cranbury, New Jersey, USA 08512 (“Palatin”), and Catalent Belgium S.A., a Belgian company, with a place of business at Rue Font St. Landry, 10 Parc Mercator B-1120, Neder over Heembeek, Belgium (“Catalent”).

RECITALS

A. Palatin and Catalent entered into that certain Commercial Supply Agreement dated June 10, 2016, as amended (the “Commercial Supply Agreement”), pursuant to which Catalent provides manufacturing and supply services to Palatin related to production of Bremelanotide (the “Product”).

B. Pursuant to the Commercial Supply Agreement, Palatin has a Minimum Requirement to purchase a certain amount of Product during each Contract Year.

C. The Parties anticipate that, based on current projections, Palatin may be obligated to pay excess of Eleven Million Euros (€11.000.000,00) over the next few Contract Years due to shortfall of projected orders against the Minimum Requirement.

D. In consideration for a one-time settlement payment relating to the projected Minimum Requirement shortfall, the Parties now desire to terminate the Commercial Supply Agreement by mutual agreement, in accordance with the terms and conditions set forth in this Agreement.
AGREEMENT

In consideration for the mutual promises and releases set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Catalent and Palatin hereby agree as follows:

1.
Settlement Payment. Within thirty (30) days following the Effective Date, Palatin shall pay to Catalent Six Million Euros (€6.000.000,00) as a one-time settlement payment under this Agreement, which shall be non-refundable and payable against an invoice rendered by Catalent on or after the Effective Date. In consideration for the foregoing settlement payment, Catalent agrees to terminate the Commercial Supply Agreement as set forth in Section 2 below.

2.
Termination of Commercial Supply Agreement. Effective upon Catalent’s receipt of the settlement payment described in Section 1, the Commercial Supply Agreement shall terminate by mutual agreement of the parties with respect to all obligations other than those that survive pursuant to Section 16.5 of the Commercial Supply Agreement.

3.
Mutual Release. For good and valuable consideration, the adequacy of which is acknowledged, effective upon Catalent’s receipt of the settlement payment described in Section 1, each party hereby irrevocably and unconditionally covenants not to sue and releases, quits and forever discharges the other party and all of such party’s stockholders, directors, officers, employees, agents, representatives, attorneys, successors and assigns, and any of its parent and affiliated companies and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) from any and all complaints, claims, charges, liabilities, obligations, promises, agreements, contracts, suits, costs, debts, fees (including, but not limited to, any claims for attorneys’ fees), expenses, sums of money, and causes of action of any nature whatsoever, whether known or unknown at this time (collectively, “Claims”) to the extent arising out of or relating to the Commercial Supply Agreement, the Minimum Requirement, the settlement payment, any other Claims with respect to the Product, except for (a) any Claim to enforce this Agreement and (b) any Claim arising under Section 13 of the Commercial Supply Agreement or for which a party is entitled to indemnification under Section 13 of the Commercial Supply Agreement.

4.
Confidentiality. The parties agree to keep strictly confidential the existence and terms of this Agreement and the discussions and negotiations relating to this Agreement, together with any related correspondence or documents save for (a) any disclosures required by law or any regulatory body whose rules a party (or its parent company) is bound to adhere; and (b) to the extent necessary to enforce this Agreement.

5.
Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

6.
Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes all prior negotiations, proposed agreements or understandings, if any, by and among the parties concerning the subject matter hereof.

7.
Modification. This Agreement may be modified only in a written document signed by an authorized representative on behalf of each party.

8.
Assignment; Successors and Assigns. This Agreement may not be assigned, whether in whole or in part, by a party (acting in its sole discretion) without the prior written consent of each other party (which consent shall not be unreasonably withheld). This Agreement shall inure to the benefit of and be binding on each of the parties and their respective successors and assigns.

9.
Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey, without application of its conflict of laws provisions.

10.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by fax or e-mail in an image format (e.g., .pdf file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

CATALENT BELGIUM S.A.	PALATIN TECHNOLOGIES, INC.

By: /s/ Wim Blendeman	By: /s/ Stephen T. Wills
Name: Wim Blendeman	Name: Stephen T. Wills
Title: General Manager	Title: CFO